 Exhibit 3.3

2

090403

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	20150088238-37
Barbara K. Cegavske	Filing Date and Time
Secretary of State	02/26/2015 11:00 AM
State of Nevada	Entity Number
	E0284222010-4

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

Surge Components, Inc.

2. Description of the original document for which correction is being made:

Certificate of Designation of Non-Voting Redeemable Convertible Series C Preferred Stock of Surge Components, Inc.

3. Filing date of the original document for which correction is being made: 08/25/2010

4. Description of the inaccuracy or defect:

Exhibit A, Section 2(d) Redemption. In the event that (i) on or before December 31, 2000, the Corporation shall not have received the Nasdaq Confirmation on or before June 30, 2001, the shareholders of the Corporation do not approve the conversion into shares of Common Stock of the outstanding shares of Series C Preferred Stock issued pursuant to the terms of the Investment Banking Agreement, upon the affirmative vote by the holders of a majority of the then outstanding shares of Series C Preferred Stock, the Corporation shall, unless the period for redemption is extended by the Board of Directors of the Corporation, redeem the outstanding shares of Series C Preferred Stock by paying on the date set for redemption, which will be no more than sixty days and not less than thirty days from April 16, 2001 (the "Redemption Date"), an amount (the "Redemption Price") equal to the sum of $500 per share of Series C Preferred Stock, subject to the following terms and conditions. [See attached Rider A for additional edits.]

5. Correction of the inaccuracy or defect:

Exhibit A, Section 2(d) Redemption. In the event that (i) on or before December 31, 2000, the Corporation shall not have received the Nasdaq Confirmation or (ii) on or before June 30, 2001, the shareholders of the Corporation do not approve the conversion into shares of Common Stock of the outstanding shares of Series C Preferred Stock issued pursuant to the terms of the Investment Banking Agreement, upon the affirmative vote by the holders of a majority of the then outstanding shares of Series C Preferred Stock, the Corporation shall, unless the period for redemption is extended by the Board of Directors of the Corporation, redeem the outstanding shares of Series C Preferred Stock by paying on the date set for redemption, which will be no more than sixty days and not less than thirty days from April 16, 2001 (the "Redemption Date"), an amount (the "Redemption Price") equal to the sum of $5.00 per share of Series C Preferred Stock, subject to the following terms and conditions: [See attached Rider B for additional edits.]

6. Signature:

X (signature) Title: PRESIDENT Date 2/26/15

Authorized Signature

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Rider A

Exhibit A, Section 2(d) Redemption

(i) The Corporation shall give notice (the "Redemption Notice") not more than sixty days and not less than thirty days prior to the Redemption Date by first class United States mail to each holder of record of shares of Series C Preferred Stock called for redemption (the "Redemption Shares") at such holder's address appearing on the stock transfer books of the Corporation, and

(ii) The Corporation may pay the Redemption Price for any Redeemed Shares from the surplus and stated capital of the Corporation, but no such redemption shall be made if the Corporation would thereby become insolvent or, is stated capital is used, the redemption would reduce the net assets of the Corporation below the stated capital remaining after giving effect to the cancellation of the Redeemed Shares.

Rider B

Exhibit A, Section 2(d) Redemption

(i) The Corporation shall give notice (the "Redemption Notice") not more than sixty days and not less than thirty days prior to the Redemption Date by first class United States mail to each holder of record of shares of Series C Preferred Stock called for redemption (the "Redeemed Shares") at such holder's address appearing on the stock transfer books of the Corporation, and

(ii) The Corporation may pay the Redemption Price for any Redeemed Shares from the surplus and stated capital of the Corporation, but no such redemption shall be made if the Corporation would thereby become insolvent or, if stated capital is used, the redemption would reduce the net assets of the Corporation below the stated capital remaining after giving effect to the cancellation of the Redeemed Shares.